Exhibit 99.1
Investor Relations Contact:

Alan B. Catherall
770-485-2527
PRESS RELEASE
FOR IMMEDIATE RELEASE
Numerex Announces $10 Million Private Placement
Company Expects to Meet or Exceed Fourth Quarter 2006 Revenue Guidance
ATLANTA, January 2, 2007 — Numerex Corp. (NASDAQ: NMRX), a leader in wireless M2M (machine-to-machine) solutions, announced today that it has entered into a $10 million financing agreement with the Laurus Master Fund, Ltd (“Laurus”). The net proceeds from the transaction will be used primarily for strategic initiatives which may include joint ventures, co-marketing programs, and acquisition opportunities.
The financing provided is a $10 million Convertible Note, which has a term of four years, a fixed interest rate of 9.5% and is secured by Numerex’s assets. In addition, the Company issued warrants to Laurus to purchase a total of 158,562 Numerex common shares at a price of $10.13.
Both principal and interest of the Note are payable in cash or subject to certain conditions, Numerex common stock. If payments are made in cash, principal reductions in equal amounts will begin in July 2007 and continue for the next 42 months with the final payment due in December 2010. If payments are made in common stock, the amount of principal and interest repaid will be converted into equity at the fixed conversion price of $10.37, a 10% premium over the average NASDAQ closing prices for the past ten trading days. In addition, the Company has a put right to convert the Note into equity in tranches not to exceed $2.5 Million, should the market price of the common stock exceed $11.40 or 110% of the fixed conversion price for twelve consecutive trading days. The Convertible Note is repayable in full or part and contains no restrictions or penalties on prepayment. The Company has agreed to file a registration statement with the SEC to permit resale of the common stock received by Laurus in connection with the Convertible Term Note or upon exercise of the warrants.
     “As we close out the fourth quarter of 2006, we are pleased to report that we expect to meet or exceed our revenue guidance for the quarter and the full year of 2006,” said Stratton Nicolaides, chairman and chief executive officer of Numerex. “Accordingly, and with the goal of maintaining and strengthening our competitive position, we have bolstered our cash balances to improve structuring flexibility as we continue to evaluate a number of strategic opportunities that will help support and sustain our rate of growth. We are pleased with the confidence that Laurus continues to express in Numerex. This Note contains a number of attractive features including the ability to prepay all outstanding amounts at any time without restrictions or penalties. Outside of this note, all other convertible debt has been retired through either repayment in cash or conversion to equity.”
With this transaction, the Company will have $20 million in cash and cash equivalents with $15 million of debt.
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About Numerex
Numerex Corp. (NASDAQ: NMRX) is a leader in providing wireless fixed and mobile machine-to-machine (M2M) solutions, as well as a broad range of reliable, competitive network services and technology. A single-source provider for M2M requirements, Numerex enables real-time wireless data communications, monitoring, tracking, and service management tailored to the needs of each application, customer and industry, from vehicle location and tracking, to vending, to security and utilities. Wireless M2M network services and solutions are delivered through the Airdesk Wireless division. Wireless security solutions are delivered through the Uplink Security division. In addition to its core M2M business, Numerex markets proprietary digital multimedia and collaboration products to the educational and distance learning markets. It also provides networking and integration services to major telecommunications companies. Numerex primarily serves customers throughout the United States, Canada and Latin America. The company is headquartered in Atlanta, Georgia. Website www.nmrx.com
This press release contains, and other statements may contain, forward-looking statements with respect to Numerex future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding growth trends and activities in the wireless data business. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “strategy,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “trend,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Numerex cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. These forward-looking statements speak only as of the date of this press release, and Numerex assumes no duty to update forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements and future results could differ materially from historical performance.
The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the failure to realize improvements on our digital multimedia and networking business; variations in quarterly operating results, delays in the development, introduction, integration and marketing of new wireless products and services; customer acceptance of products and services; economic conditions; changes in financial and capital markets; the inability to attain revenue and earnings growth in our wireless data business; changes in interest rates; inflation; the introduction, withdrawal, success and timing of business initiatives and strategies; competitive conditions; the inability to realize revenue enhancements; and extent and timing of technological changes. Numerex SEC reports identify additional factors that can affect forward-looking statements.

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